Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Date:	 June 17, 2008

Company: National Bancshares Corporation
	 112 West Market Street
	 Orrville, Ohio 44667

Contact: David C. Vernon
	 President and CEO

Phone:   330.682.1010
Fax:     330.684.2154

NATIONAL BANCSHARES CORPORATION DECLARES SECOND QUARTER DIVIDEND

ORRVILLE, Ohio, June 17, 2008: The Board of Directors of National Bancshares Corporation OTC: NBOH today declared a quarterly cash dividend of $0.16 per share for the second quarter 2008. This dividend is payable on July 18, 2008 to shareholders of record as of June 30, 2008.

National Bancshares Corporation is the holding company for First National Bank a federally chartered national bank formed in Ohio in 1881.
First National Bank has thirteen offices in Orrville, Wooster, Dalton, Kidron, Smithville, Apple Creek, Mt. Eaton, Massillon,
Lodi and Seville. Additional information is available at www.fnborrville.com.


Forward-looking Statements: This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are necessarily subject to many risks and uncertainties. A number of things could cause actual results to differ materially from those indicated by the forward-looking statements. These include factors such as changes in the competitive marketplace, changes in the interest rate environment, economic conditions, changes in the regulatory environment, changes in business conditions and inflation, risks associated with credit quality and other factors discussed in the Companys filings with the Security and Exchange Commission, including its Annual Report on Form 10-K for the year ended
December 31, 2007. The Company disclaims any obligation to publicly update or revise any forward-looking statements on the occurrence of future events, the receipt of new information, or otherwise.